CHANCE



                       WINTERTHUR SWISS INSURANCE COMPANY






                            WINTERTHUR INTERNATIONAL





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                     LIMITED RECOURSE RECEIVABLES FINANCING

                               FACILITY AGREEMENT
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THIS AGREEMENT is made the 24th day of July 2001

BETWEEN:

1. WINTERTHUR SWISS INSURANCE COMPANY a joint-stock company incorporated under the laws of Switzerland (registered number CH-020.3.928.827-5) whose registered office is at General Guisan-Strasse 40, PO Box 357, CH-8401 Winterthur, Switzerland ("WINTERTHUR"); and

2. WINTERTHUR INTERNATIONAL, a company incorporated under the laws of Switzerland whose registered office is at Gruzefeldstrasse 41, CH-8401, Winterthur ("WIRE").

WHEREAS

(A) By an agreement between Winterthur and the XL Insurance dated as of 15 February 2001 (the "SALE AND PURCHASE AGREEMENT"), Winterthur has agreed to sell and to procure that the other Selers sell and XL Insurance has agreed to purchase and to procure that the other Purchasers purchase the Operations as a going concern at Completion and the parties intend to transfer the Operations at Completion. The sale will be by share transfer, by portfolio transfer and/or by reinsurance arrangements.

(B) Winterthur has made available certain cash facilities to WIRE to cover claims payable by WIRE to its reinsureds pending receipt of payments from its reinsurers pursuant to certain pre-existing arrangements (the "ORIGINAL AGREEMENT").

(C) Following Completion of the Sale and Purchase Agreement Winterthur has agreed to continue to make available a cash facility to WIRE on the terms set out in this Agreement.

IT IS AGREED as follows:

1. Words and phrases defined in the Sale and Purchase Agreement shall in the absence of a definition in this Agreement bear the meaning attributed to them on the Sale and Purchase Agreement.

2.    Winterthur  hereby  agrees  to  extend  a  limited  recourse   receivables
      financing facility (the "FACILITY") to WIRE in accordance with the terms of this Agreement.

3. The parties acknowledge and agree that as at the date hereof Winterthur has advanced sums to WIRE under the Original Agreement of which approximately CHF 440 million remains outstanding (the actual balance being referred to as the "OUTSTANDING BALANCE"). This Agreement shall supersede and replace the terms of the Original Agreement in respect of such Outstanding Balance.

4. The period of availability of financing under the Facility shall be from the date hereof until the second anniversary of the date hereof (the "FACILITY PERIOD").



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5.    WIRE may at any time during the  Facility  Period draw down funds from the
      Facility subject to providing Winterthur with notice in writing (a "DRAW DOWN NOTICE") specifying the amount required and specifying that such amount will be used to satisfy claims payable by WIRE in respect of which WIRE has not received payment under its reinsurance arrangements which were in force for any period prior to the Effective Time (the "RELEVANT REINSURANCE AGREEMENTS") following WIRE having served a demand for payment under the Relevant Reinsurance Agreement. Upon receipt of such Draw Down Notice, Winterthur shall make the funds specified in the Draw Down Notice (each "AN ADVANCE") available to WIRE promptly (and in any event within 5 Business Days) by crediting such account as WIRE may specify from time to time in writing.

6. If there is no Outstanding Balance or Advance outstanding at the end of the Facility Period this Agreement shall terminate automatically at such time.

7. Winterthur acknowledges and agrees that WIRE shall have no obligation or liability to repay the Outstanding Balance or any Advance unless and until and then only to the extent that WIRE recovers any amount under the Relevant Reinsurance Agreement in respect of the claims paid by WIRE to which the Outstanding Balance or such Advance relates. If WIRE does make such recovery at any time prior to the End Date under the Relevant Reinsurance Agreement it will apply such recovery to repay the relevant portion of the Outstanding Balance to such account as Winterthur may specify from time to time in writing. WIRE shall provide quarterly statements to Winterthur setting forth, in reasonable detail, such payments and recoveries, accompanied by and payment to be made hereunder by WIRE to Winterthur within 30 days after the last day of each calendar quarter.

8. If any part of the Outstanding Balance or any Advances remain outstanding at the end of the Facility Period WIRE shall for the avoidance of doubt repay the Outstanding Balance or any Advance only to the extent it is obliged to do so under the terms of Clause 7 above. Notwithstanding the above, WIRE shall, simultaneously with the making of the payment to be made under Clause 4.3 of the Sale and Purchase Agreement, repay the Outstanding Balance and any Advance which has not already been repaid, at WIRE's option, either (i) in cash in US Dollars; or (ii) by way of the transfer of rights to receive monies from its reinsurers (such rights to be valued for these purposes in the same way as they would be valued for the purposes of the seasoning mechanism under Clause 4 of the SPA and for the avoidance of doubt rights to receive monies from reinsurers who are at the relevant time subject to insolvency or receivership proceedings or other similar events arising after Completion being valued at zero); or
      (iii) a combination of (i) and (ii) above, as WIRE may determine in its absolute discretion, provided that, for the avoidance of doubt the aggregate of the sums under (i) and (ii) to be repaid shall be equal to the aggregate of the Outstanding Balance and Advances outstanding.

9. In consideration of Winterthur's agreement to provide Advances WIRE agrees to pay interest from the date hereof on the lower of (i) the sum of the Outstanding Balance


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      outstanding  from day to day and (ii)  US$75  million at a rate equal to 3 month LIBOR plus 50 basis points for a period of six months from the date hereof only, such interest payment to be made promptly (and in any event within 5 Business Days of the end of the said period of six months). No further interest shall accrue on either the Outstanding Balance or the Advances.

10. If WIRE transfers any of its obligations to pay claims to which the Facility relates to any other company in the XL Insurance Group then the transferee of such obligations shall be entitled to draw down funds under the Facility in accordance with the terms hereof as if it were party to this Agreement. In the event that any reinsurance is provided to any of the Operations in relation to Policies (which Policies are written and reinsurance ceded prior to Completion) by any of the Operations other than WIRE the provisions of this Agreement shall in such circumstances apply mutatis mutandis in respect of claims payable by such other reinsurer and such other reinsurer shall (provided that they have joined as parties to this Agreement in such a way as to undertake to Winterthur the same obligations hereunder as WIRE with respect to such Policies) enjoy the same rights hereunder as WIRE.

11. Each communication or notice to be made or given hereunder shall be made in writing in the English language and, unless otherwise stated, shall be made by fax or letter:-

      in the case of Winterthur at:

      General Guisan-Strasse 40
      PO Box 357
      CH-8401Winterthur
      Switzerland
      Fax: +41 52 261 48 20

      Attention: Katharina. Schoop; and

      in the case of WIRE at:

      Gruzefeldstrasse 41
      CH-8401 Winterthur
      Switzerland
      Fax: +41 52 261 70 90

      Attention: Thomas Popp

      with a copy to Katherine Coates at Clifford Chance, 200 Aldersgate Street, London EC1A 4JJ, England (fax +44 (20) 7600 5555) and Immanuel Kohn at Cahill Gordon & Reindel at 80 Pine Street, New York, NY 10005, USA (fax +1 (212) 269 5420). Any such notice or other communication shall be sent by fax or prepaid first class post. If sent by fax such notice or communication shall conclusively be deemed to have been given or served on the following business day. If sent by post such notice or communication shall conclusively be deemed to have been received five business days from the time of posting.


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12.   This Agreement is governed by English Law.

13. The courts of England have exclusive jurisdiction to settle any dispute hereunder. The parties agree that the courts of England are the most appropriate and convenient courts to settle disputes between them and, accordingly, that they will not argue to the contrary.

















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AS WITNESS  the hands of the duly  authorised  representatives  of  the  parties hereto the day and year first before written.

SIGNED by                           }
for and on behalf of                }   /s/ Sven Fokkema
WINTERTHUR SWISS INSURANCE COMPANY  }   --------------------




SIGNED by                           }
for and on behalf of                }   /s/ Maria Di Geso
WINTERTHUR INTERNATIONAL            }   --------------------